Exhibit 99.1

P.O. Box 25099 ~ Richmond, VA 23260 ~ phone: (804) 359-9311 ~ fax (804) 254-3584

PRESS RELEASE

CONTACT:	Candace C. Formacek	RELEASE:	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

UNIVERSAL CORPORATION NAMES HENTSCHKE TO SUCCEED BREWER
AS CHIEF OPERATING OFFICER
Richmond, VA, March 25, 2015 / PRNEWSWIRE

George C. Freeman, III, Chairman, President and Chief Executive Officer of Universal Corporation (NYSE:UVV) (“Universal” or the “Company”), announced today that the Company’s Board of Directors has elected Airton L. Hentschke as Senior Vice President and Chief Operating Officer, effective April 1, 2015, replacing current Executive Vice President and Chief Operating Officer, W. Keith Brewer. Mr. Brewer’s planned retirement as of March 31, 2015 was previously reported July 9, 2014.
Mr. Hentschke has more than 24 years of experience in leaf operations with Universal, and has served since 2013 as Executive Vice President of Universal Leaf Tobacco Company, Incorporated. In this role, he supports Universal’s global tobacco operations. Prior to that time, Mr. Hentschke served as Regional Director for the Company’s operations in South America, and President of Universal Leaf Tabacos Limitada in Brazil, where he began his employment in 1991.
Mr. Brewer has over 38 years of experience with Universal and has led the Company’s global tobacco operations since 2006. Prior to that time, he served as the President of Universal Leaf North America U.S., Inc. He has been employed with the Company since 1977.
Mr. Freeman noted, “We thank Keith for his countless contributions and his many years of loyal, dedicated service. We wish him the very best of health and happiness in his retirement. He leaves behind a strong and well-prepared team that includes Airton Hentschke. Airton brings a wealth of operational expertise to this role, and we are pleased that he will continue the strong leadership that he has demonstrated in South America and more recently here in Richmond, as the next Chief Operating Officer. In addition, Airton’s appointment continues Universal’s emphasis on having exceptional leaders with a depth of industry experience in our key operational roles.”
Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco supplier and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2014, were $2.5 billion. For more information on Universal Corporation, visit its website at www.universalcorp.com.
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